INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”), dated April 30, 2018, is made between Morningstar Funds Trust, a Delaware statutory trust (the “Trust”), and Morningstar Investment Management LLC (the “Adviser”), a limited liability company organized under the laws of the State of Delaware and registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and is authorized to issue and offer for sale an unlimited number of full and fractional shares of beneficial interest, without par value, in any number of series and classes;

WHEREAS, the Trust desires to retain the Adviser as investment adviser to furnish certain portfolio management services to the Trust with respect to the series of shares of beneficial interest of the Trust listed on Schedule A hereto, as such schedule may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and the Adviser is willing to furnish such services; and

WHEREAS, the Trust may desire to have one or more investment sub-advisers (each, a “Sub-Adviser”) provide investment advisory and portfolio management services with respect to each Fund or a designated portion thereof;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

1. Appointment. The Trust hereby appoints the Adviser as investment adviser of the Trust and each Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Services and Duties of the Adviser.

(a) Subject to the supervision and direction of the Trust’s Board of Trustees (“Board”), for the period and on the terms set forth herein, the Adviser will provide a continuous program for the investment and reinvestment of all or a designated portion of the assets (“Segment”) of each Fund, including investment research and discretionary management with respect to all securities, instruments, assets, investments and cash equivalents in each Fund or Segment. The Adviser will determine from time to time what investments will be purchased, retained or sold by each Fund or Segment. The Adviser will provide such services under this Agreement in accordance with any written guidelines, restrictions, policies and procedures adopted by the Trust, as well as each Fund’s investment objective, policies and restrictions as stated in the Trust’s currently effective registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”).

(b) In all matters relating to the performance of this Agreement, the Adviser will act in conformity with (i) the Trust’s Agreement and Declaration of Trust, By-Laws and Registration Statement, and (ii) all written guidelines, policies and procedures adopted by the Trust and applicable to the Funds, as well as comply with the requirements of the 1940 Act, the Advisers Act, and the rules under each, and all other applicable federal and state laws and regulations.

(c) The Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for each Fund or Segment. The Adviser agrees that, in placing orders with brokers, it will seek to obtain the best net result in terms of price and execution; provided that, on behalf of each Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Adviser may, in its discretion, use brokers who provide the Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser’s determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. The Adviser agrees to provide the Trust periodically with reports or other information regarding brokerage and benefits received therefrom. In no instance will portfolio securities be purchased from or sold to the Adviser, any other investment sub-adviser that serves as sub-adviser to one or more series of the Trust, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or in accordance with an order of exemption received from the United States Securities and Exchange Commission (“SEC”).

(d) The Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions by the Adviser on behalf of each Fund or Segment and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees: (i) that all records that it maintains for a Fund are the property of the Trust, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) to surrender promptly to the Trust any records that it maintains for a Fund upon request by the Trust.

(e) At such times as shall be reasonably requested by the Board, the Adviser will provide the Board with economic and investment analyses and reports as well as quarterly reports setting forth the investment performance of a Fund or Segment.

3. Retention of a Sub-Adviser. Subject to approval of the Board, the Adviser may retain one or more Sub-Adviser(s) for a Fund to provide any or all of the services specified in Section 2 with regard to any Fund or Segment. In the event that the Adviser retains one or more Sub-Adviser(s) for a Fund, the following provisions apply:

(a) Subject to the oversight and direction of the Board, the Adviser will provide to the Trust investment management evaluation services by performing initial reviews of prospective Sub-Adviser(s) for each Fund and supervising and monitoring performance of the Sub-Adviser(s) thereafter. The Adviser agrees to report to the Board the results of its evaluation, supervision and monitoring functions and to keep certain books and records of the Trust in connection therewith. The Adviser further agrees to communicate performance expectations and evaluations to the Sub-Adviser(s), and to recommend to the Board whether agreements with Sub-Adviser(s) should be renewed, modified or terminated.

(b) The Adviser will be responsible for (i) informing the Sub-Adviser(s) of the investment objective(s), policies and restrictions of the Fund(s) for which each Sub-Adviser is responsible (as stated in the Trust’s Registration Statement, including any amendments thereto), (ii) providing the Sub-Adviser with all written guidelines, policies and procedures adopted by the Trust or the Adviser, (iii) informing the Sub-Adviser(s) or ascertaining that it is aware of other legal and regulatory responsibilities applicable to the Sub-Adviser(s) with respect to the Fund(s) for which each Sub-Adviser is responsible, and (iv) timely monitoring each Sub-Adviser’s discharge of its duties, including general oversight of the voting of proxies by the Sub- Adviser(s). Notwithstanding the foregoing, the Adviser is not responsible for the specific actions (or inactions) of a Sub-Adviser in the performance of the duties assigned to it.

(c) With respect to each Sub-Adviser for a Fund, the Adviser shall enter into an agreement (“Sub-Advisory Agreement”) with the Sub-Adviser, which shall be subject to approval in accordance with the 1940 Act, as modified by any order of exemption received from the SEC. The Adviser shall be responsible for the fees, costs and expenses payable to a Sub- Adviser, as specified in the Sub-Advisory Agreement relating thereto.

4. Independent Contractor. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or a Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or a Fund in any way.

5. Indemnification.

(a) The Adviser shall indemnify the Trust and any of its trustees, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) (collectively, the “Losses”) incurred by the Trust by reason of, or arising out of, any act or omission by the Adviser under this Agreement (other than for acts or omissions for which the Adviser is not liable under Section 13 of the Agreement), or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Trust.

(b) The Trust shall indemnify the Adviser and any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) (collectively, “Losses”) incurred by the Adviser by reason of, or arising out of, any act or omission by the Trust under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Adviser, or as a result of the Adviser’s reckless disregard for, or breach of, its fiduciary duties to the Trust.

6. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

(a) The Adviser has been duly appointed by the Board of the Trust to provide investment services to the Funds as contemplated in this Agreement.

(b) The Trust will deliver or cause to be delivered to the Adviser a true and complete copy of the Trust’s Registration Statement as effective from time to time, and such other documents or instruments governing the investment of the Funds and such other information as reasonably requested by the Adviser, as is necessary for the Adviser to carry out its duties and obligations under this Agreement.

7. Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants, and agrees that:

(a) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or any other law, rule, regulation or order from performing the services contemplated by this Agreement; (iii) has met (and will seek to continue to meet for so long as this Agreement remains in effect) any and all other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser also will immediately notify the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, involving the affairs of the Funds.

(b) The Adviser has adopted a written code of ethics that comply with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of such code of ethics, together with evidence of its adoption and a certification that the Adviser has adopted procedures reasonably necessary to prevent violations of such code of ethics. Within thirty (30) days following the end of the last calendar quarter of each year that this Agreement is in effect, a senior officer of the Adviser shall furnish to the Trust (i) a written report that describes any issues arising under the code of ethics or procedures during the relevant period, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (ii) a written certification that the Adviser has adopted procedures reasonably necessary to prevent violations of the code of ethics. In addition, the Adviser shall (i) promptly report to the Board in writing any material amendments to its code of ethics; (ii) immediately furnish to the Board all material information regarding any violation of the code of ethics by any person who would be considered an Access Person under the Trust’s and Adviser’s code of ethics; and (iii) provide quarterly reports to the appropriate compliance officer on any material violations of the Adviser’s code of ethics during the period so indicated. The Adviser shall permit the Trust, the Board, and/or the Trust’s employees or agents to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) and all other records relevant to the Adviser’s code of ethics.

(c) The Adviser has provided the Trust with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish to the Trust a copy of all amendments to such Form ADV at least annually.

(d) The Adviser will promptly notify the Trust of any change of control of the Adviser, including any change of its general partners, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser, in each case prior to such change if the Adviser is aware of such change, but in any event as soon as practicable after such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of such change, including but not limited to, any expenses associated with preparing amendments and/or supplements to the Registration Statement or proxy materials, as the case may be.

8. Services Not Exclusive. The services furnished by the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired by such other activities. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9. Confidentiality. Subject to the duty of the parties to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Funds and the actions of the Adviser, the Sub-Advisers and the Trust in respect thereof.

10. Expenses.

(a) The Adviser shall furnish to the Trust, at its own expense, such office space and all office facilities, equipment and personnel necessary to render the services set forth in this Agreement, other than those assumed by the Trust herein. The Adviser also will assume (i) the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are “interested persons” of the Trust, and (ii) the fees, costs and expenses payable to a Subadviser pursuant to a Subadvisory Agreement.

(b) During the term of this Agreement, each Fund will bear all expenses, not specifically assumed by the Adviser, incurred in its operations and the offering of its shares. Such expenses include, but are not be limited to, the following (or each Fund’s proportionate share of the following): (i) the cost (including brokerage commissions) of securities, commodities and other investments purchased or sold by the Fund and any losses incurred in connection therewith; (ii) expenses of holding or carrying assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings ; (iii) fees payable to and expenses incurred on behalf of the Fund by the Adviser under this Agreement; (iv) filing fees and expenses relating to the registrations and qualification of the Fund’s shares and the Trust under federal and/or state securities laws and maintaining such registration and qualifications; (v) fees payable to the Trust’s Trustees who are not “interested persons” of the Trust or the Adviser (the

“Independent Trustees”); (vi) all expenses incurred in connection with the Trustees’ services, including travel expenses; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (ix) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (x) legal, accounting and auditing expenses, including legal fees of special counsel for those Trustees of the Trust who are not interested persons of the Trust; (xi) charges of custodians, transfer agents and other agents; (xii) costs of preparing share certificates, if any; (xiii) expenses in connection with the preparation, printing and mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders (except to the extent such costs are not incurred by the Adviser, as set forth herein); (xiv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, agents and shareholders) incurred by the Trust or the Fund; (xv) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvi) costs of mailing and tabulating proxies, solicitation of proxies, and costs of meetings of shareholders, the Board and any committees thereof; (xvii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers, (xviii) costs of mailing, stationery and communications equipment; (xvix) expenses incident to any dividend, withdrawal or redemption options; (xx) charges and expenses of any outside pricing service used to value portfolio securities; (xxii) interest on borrowings of the Trust; and (xxiii) fees or expenses related to license agreements with respect to securities indices.

11. Compensation.

(a) For the services provided and the expenses assumed pursuant to this Agreement, with respect to a Fund, the Trust will pay to the Adviser a fee, computed daily and paid monthly, at an annual rate as set forth on Schedule A hereto (as such schedule may be amended from time to time), expressed as a percentage of average daily net assets of such Fund. Such fee shall be paid monthly to the Adviser on or before the first business day of the next succeeding calendar month.

(b) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

12. Limitation of Liability of the Adviser. The Adviser shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or reckless disregard for, or breach of, its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

13. Limitation of Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust. The Adviser hereby agrees that obligations assumed by the Trust pursuant to this Agreement shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall in all cases bind only the assets and property of the Trust. If the liability relates to one or more Funds of the Trust, the obligations of the Trust hereunder shall be limited to the respective assets of the Fund. The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Funds, nor any trustee, nominee, officer, agent or employee of the Trust, as a group or individually.

14. Initial Approval, Term and Renewal, and Termination of Agreement.

(a) This Agreement shall become effective for each Fund upon the execution date with respect to each Fund, which date shall be reflected in Schedule A hereto, provided that this Agreement has been initially approved for each Fund (i) by a vote of the Board, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding securities of each Fund.

(b) Unless sooner terminated as provided in Section 14(c), this Agreement shall continue in effect as to a Fund for a period of two years subsequent to its initial execution, and thereafter, if not terminated, shall continue from year to year, provided that such continuance is specifically approved at least annually, in accordance with the 1940 Act, by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and by either the Board or by vote of a majority of the outstanding voting securities of each Fund, unless any requirement for a vote of the outstanding voting securities of a Fund is rendered inapplicable by an order of exemption from the SEC or no-action position of the SEC.

(c) Notwithstanding the foregoing this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement also may be terminated by the Adviser at any time, without the payment of any penalty, upon sixty (60) days’ written notice to the Trust. Termination of this Agreement with respect to a Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement shall terminate automatically in the event of its assignment.

15. Additional Funds. In the event that the Trust establishes one or more series of shares with respect to which it desires to have the Adviser render services under this Agreement, it shall so notify the Adviser in writing. If the Adviser agrees in writing to provide said services, such series of shares shall become a Fund hereunder upon execution of a new Schedule A and compliance with the requirements of the 1940 Act and the rules and regulations thereunder.

16. Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Additionally, no material amendment of this Agreement shall be effective as to a Fund until it is approved (i) by the vote of a majority of the Independent Trustees, and (ii) by the vote of a majority of the outstanding voting securities of a Fund. Notwithstanding the foregoing sentence, the Agreement may be amended without such vote if the Trust receives an SEC order or may rely on a no- action letter from the SEC permitting it to modify the Agreement without such vote, or a regulation exists under the 1940 Act that permits such action without such vote.

17. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the 1940 Act, the latter shall control.

18. Miscellaneous.

(a) Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(d) Definitions; Interpretation. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(e) Entire Agreement; Counterparts. This Agreement and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Agreement may be signed in counterpart, with each counterpart collectively constituting the entire Agreement.

19. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (i) to the Adviser at 22 W. Washington Street Chicago, IL 60602, Attention: Secretary; or (ii) to the Trust at 22 W. Washington Street Chicago, IL 60602, Attention: President.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above.

Attest			MORNINGSTAR FUNDS TRUST

By:			By:
	Name:	Scott Schilling	Name:	Daniel Needham
	Title:	CCO & Secretary	Title:	President

Attest			MORNINGSTAR INVESTMENT MANAGEMENT, LLC

By:			By:
	Name:	Scott Schilling	Name:	Matthew Radgowski
	Title:	CCO & Secretary	Title:	Chief Operating Officer

SCHEDULE A

Fund	Date of Effectiveness	Fee
Morningstar U.S. Equity Fund	TBD*	0.67%
Morningstar International Equity Fund	TBD*	0.83%
Morningstar Global Income Fund	TBD*	0.35%
Morningstar Total Return Bond Fund	TBD*	0.44%
Morningstar Municipal Bond Fund	TBD*	0.44%
Morningstar Defensive Bond Fund	TBD*	0.83%
Morningstar Multisector Bond Fund	TBD*	0.61%
Morningstar Unconstrained Allocation Fund	TBD*	0.47%
Morningstar Alternatives Fund	TBD*	0.85%

TBD*	- date Morningstar Funds Trust commences investment operations.

A-1